ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Addison, Texas, August 17, 2015; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the second quarter ended June 30, 2015 and provided a review of its business activities.

Business Activities

During the past ninety days, we have accomplished the following:

•	Reported positive interim data for the pharmaco-economic evaluation being conducted in Europe;

•	Received marketing approval in Russia for the sale of Altrazeal®;

•	Shipped the initial order of Altrazeal® for Egypt and the initial partial order of Altrazeal® for Saudi Arabia; and

•	Shipped the initial commercial quantity order of Altrazeal® for Croatia.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, “Our geographic expansion is continuing and with additional registrations being received, we foresee more product launches in 2015 in Europe, Russia, the Middle East, and Asia.  The recently reported pharmaco-economic data is very significant, not only in terms of marketing and the positioning of Altrazeal®, but also for reimbursement and the expansion of our marketing network to include new markets such as Japan and Korea.  The progress that has been made in the Middle East is very encouraging, to date in 2015 sales in this area exceed $400,000.”

Financial Results

For the second quarter of 2015, the Company reported a net loss of $729,000, or $0.03 per share, as compared with a net loss of $710,000, or $0.03 per share, for the same period last year.  For the six months ended June 30, 2015, the reported net loss was $1.47 million, or $0.06 per share, as compared with a net loss of $1.58 million, or $0.07 per share, for the same period last year.

Commenting on the financial results Mr. Gray added, “During the second quarter, we continue to improve the gross profit margin for Altrazeal® as a percentage of sales.  We are projecting further improvements with volume increases and manufacturing yield improvements.  Operating expenses are in line with our financial plan for this year and are not projected to increase during the balance of 2015.  Excluding non-cash charges, the operating loss of the quarter was $467,000 and year-to-date is $833,000 compared to $962,000 in 2014.  It is projected that revenue will increase in the second half of 2015 as a result of repeat orders for Altrazeal® and the launch of Altrazeal® in additional markets.”

Revenues
Revenues for the second quarter of 2015 were $259,000, as compared to $209,000 for the second quarter of 2014.  The net increase of approximately $50,000 in revenues is attributable to an increase in Altrazeal® product sales of $67,000 to our international distributors; which was partially offset by a decrease of $17,000 in royalties.

Revenues for the six months ended June 30, 2015 were $554,000, as compared to $311,000 for the comparative period of 2014.  The net increase of approximately $243,000 in revenues is attributable to an increase in Altrazeal® product sales of $260,000 to our international distributors; which was partially offset by a decrease of $17,000 in royalties from our international distributors.

Research and Development
Research and development expenses for the second quarter of 2015 were $219,000, including $19,000 in share-based compensation, as compared to $184,000 for the second quarter of 2014, which included $5,000 in share-based compensation.  The increase of approximately $35,000 in research and development expenses was primarily due to an increase of $16,000 in scientific compensation related to share-based compensation and an increase of $8,000 in direct research costs primarily related to Altrazeal®.

Research and development expenses were $423,000 for the six months ended June 30, 2015, including $37,000 in share-based compensation, as compared to $372,000 for the six months ended June 30, 2014, which included $11,000 in share-based compensation. The increase of approximately $51,000 in research and development expenses was primarily due to an increase of $37,000 in scientific compensation related to share-based compensation and an increase of $20,000 direct research costs primarily related to Altrazeal®.  These expense increases were partially offset by a decrease of $12,000 in regulatory consulting costs.

Selling, General and Administrative
Selling, general and administrative expenses for the second quarter of 2015 were $495,000, including $51,000 in share-based compensation, as compared to $411,000, which included $17,000 in share-based compensation, for the second quarter of 2014.  The increase of approximately $84,000 in selling, general and administrative expenses was primarily due to an increase of $75,000 in marketing costs and an increase of $32,000 in directors fees related to share-based compensation.  These expense increases were partially offset by a decrease of $24,000 in legal costs due to the settlement of a licensing agreement dispute and a decrease of $9,000 in legal fees related to our patents.

Selling, general and administrative expenses were $941,000 for the six months ended June 30, 2015, including $108,000 in share-based compensation, as compared to $880,000 for the six months ended June 30, 2014, which included $36,000 in share-based compensation.  The increase of approximately $61,000 in selling, general and administrative expenses was primarily due to an increase of $155,000 in marketing costs and an increase of $67,000 in directors fees related to share-based compensation.  These expense increases were partially offset by a decrease of $86,000 in investor relations consulting as the prior year included the recognition of a share-based compensation award, a decrease of $76,000 in legal costs due to settlement of a licensing agreement dispute, and a decrease of $25,000 in commission costs relating to product licensing.

Interest Expense
Interest expense for the second quarter of 2015 was $63,000 as compared to $33,000 for the second quarter of 2014.  The increase of approximately $30,000 is primarily attributable to costs associated with our convertible debt.

Interest expense was $76,000 for the six months ended June 30, 2015 as compared to $(3,000) for the six months ended June 30, 2014.  The increase of approximately $79,000 in interest expense is primarily attributable to the prior year expense including a credit of approximately $101,000 associated with the deduction and offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note and the final payoff of the convertible promissory note in March 2014.

Foreign Currency Transaction Gain (Loss)
Foreign currency transaction gain for the second quarter of 2015 was $35,000 as compared to nil for the second quarter of 2014.  The gain is related to the fluctuations in the Euro exchange rate experienced during 2014 and 2015 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Foreign currency transaction loss $58,000 for the six months ended June 30, 2015 as compared to nil for the six months ended June 30, 2014.  The increase of approximately $58,000 is as noted above.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the advancement of licensing discussions for additional markets, the anticipated launch of Altrazeal® in various markets and countries, the demonstration of clinical benefits and cost benefits of Altrazeal®,  the completion of strategic alliances, the anticipated escalation of revenues, positive cash flows, and improved profitability in 2015, and the acceptance of Altrazeal® by medical practitioners.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
License fees	$15,979	$14,698	$30,518	$29,237
Royalty income	---	17,012	---	17,012
Product sales, net	243,018	177,584	523,127	265,026
Total Revenues	258,997	209,294	553,645	311,275

Costs and Expenses
Cost of product sold	81,286	113,090	182,816	154,132
Research and development	219,335	184,423	423,494	372,019
Selling, general and administrative	495,034	411,279	941,191	880,352
Amortization of intangible assets	118,461	118,461	235,622	235,622
Depreciation	46,218	59,553	104,527	120,107
Total Costs and Expenses	960,334	886,806	1,887,650	1,762,232
Operating (Loss)	(701,337)	(677,512)	(1,334,005)	(1,450,957)

Other Income (Expense)
Interest and miscellaneous income	69	519	211	5,060
Interest (expense) income	(63,185)	(32,722)	(76,154)	2,969
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction gain (loss)	35,074	---	(57,704)	---
Loss on early extinguishment of convertible note	---	---	---	(135,078)
(Loss) Before Income Taxes	(729,379)	(709,715)	(1,467,652)	(1,578,006)

Income taxes	---	---	---	---
Net (Loss)	$(729,379)	$(709,715)	$(1,467,652)	$(1,578,006)

Basic and diluted net (loss) per common share	$(0.03)	$(0.03)	$(0.06)	$(0.07)

Weighted average number of common shares outstanding	24,767,889	24,122,176	24,613,809	22,776,695

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)

Cash and cash equivalents	$19,296	$550,458
Current assets	1,870,260	1,815,999
Property and equipment, net	328,370	432,110
Other assets	2,978,136	3,213,758
Total assets	5,176,766	5,461,867

Current liabilities	2,794,496	1,868,772
Long term liabilities – promissory note payable	44,728	---
Long term liabilities – deferred revenue	841,435	839,174
Total liabilities	3,680,659	2,707,946
Total stockholders’ equity	1,496,107	2,753,921